Exhibit 5


                         REITLER BROWN & ROSENBLATT LLC
                          800 THIRD AVENUE, 21ST FLOOR
                               NEW YORK, NY 10022



                                                     August 23, 2004


Elite Pharmaceuticals, Inc.
165 Ludlow Avenue
Northvale, NJ 07647

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Elite Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 for the Company's 2002 Stock Option Plan (the "Registration Statement"). Pursuant to the Registration Statement, the Company may issue up to 1,500,000 shares of its Common Stock, par value $0.01 per share (the "Common Stock"), upon exercise of options granted under its 2004 Stock Option Plan of which options to purchase 123,300 shares have been granted pursuant to the Plan to employees upon cancellation of options previously granted containing exercised prices which were higher than the exercise price established by the Board of Directors of the Company on June 22, 2004, the date of the newly granted options (collectively, the "Shares").

         In this connection we have been provided by the Company and examined copies of (i) the Certificate of Incorporation of the Company and amendments thereof certified by the Secretary of State of the State of Delaware; (ii) the By-laws of the Company, as amended; and (iii) resolutions of the Board of Directors of the Company (the "Board") adopting, and of the stockholders of the Company approving, the 2004 Stock Option Plan (the "Plan").

         In rendering the opinion herein expressed we have assumed the genuineness of all signatures, the authenticity of all original documents, instruments and certificates examined by us, the conformity with the original documents, instruments and certificates of all copies of documents, instruments and certificates examined by us and the legal capacity to sign of all individuals executing documents. We have relied upon the representations of the Company as to the accuracy and completeness of the foregoing and that none of this has been rescinded, modified or revoked.

         We are not admitted to the practice of law in any jurisdiction other than the State of New York, and we do not express any opinion as to the laws of other states or jurisdictions than the laws of the State of New York, the federal laws of the United States and the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock when issued in accordance with the Plan will be legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                  We are furnishing this opinion solely to you. It may not be relied upon by any other person except the Company, or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

                                           Very truly yours,

                                           Reitler Brown  & Rosenblatt LLC

                                           By: /s/ Scott H. Rosenblatt
                                               -----------------------
                                               Scott H. Rosenblatt